Exhibit 99.1

Imperial evaluating operating model for remaining company-owned Esso stations

—	Potential transition of remaining company-owned sites to branded wholesaler operating model is being assessed
—	Approximately two-thirds of Esso-branded locations in Canada already operate under the branded wholesaler model

Calgary, AB – January 28, 2015 – Imperial Oil Limited (“Imperial”) is evaluating the potential transition of its remaining company-owned Esso retail sites to a branded wholesaler operating model. Growth opportunities for the On the Run convenience store brand will also be evaluated.

Under the branded wholesaler operating model, Imperial supplies fuel to independent third parties who own and/or operate the sites in alignment with Esso brand standards.

The majority of Imperial’s 1700 Esso-branded retail fuel sites in Canada operate under the branded wholesaler model. The remaining 500 sites are company-owned and will be part of this evaluation.

This evaluation will include a non-binding bid process, which will begin in the coming weeks.

“Esso has a long, successful history as a leading retailer of high-quality fuels,” said Brad Merkel, vice president of fuels and lubricants at Imperial. “This evaluation will determine if strategic investments, through new business partnerships, can fuel further growth of the Esso brand in Canada.”

Prospective buyers could include current or potential branded wholesalers who are aligned with Imperial’s intention to continue to grow the Esso brand. Interested parties may contact the Imperial retail evaluation team via e-mail at: essoassetinquiries@esso.ca.

Regardless of the outcome of this evaluation, consumers will still be able to purchase the same high-quality fuel and lubricant products and can continue to expect the same superior buying experience at Esso service stations.

Contacts:

Investor Relations

Meredith Milne

587-476-4743

Media Relations

Killeen Kelly

403-237-2710

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil and natural gas, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.